NeoMedia Technologies, Inc.

                                  Exhibit 99.1

           News release dated December 29, 1997 and entitled "NeoMedia
               Raises $12.3 Million Through Warrant Redemption;
               Proceeds to Fund Strategic Alliances, Acquisitions"


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NEWS RELEASE

FOR MORE INFORMATION

Chuck Jensen
NeoMedia Technologies, Inc.
941-337-3434


Robert Kneeley
RKC Communications
954-351-1976
email:  rkccomm@safari.net

FOR IMMEDIATE RELEASE

            NEOMEDIA RAISES $12.3 MILLION THROUGH WARRANT REDEMPTION:
               PROCEEDS TO FUND STRATEGIC ALLIANCES, ACQUISITIONS

FORT MYERS, FLORIDA -- December 29, 1997--NeoMedia Technologies, Inc. (NASDAQ Small Cap: NEOM) today announced that it has raised gross proceeds of $12.3 million through the exercise of its outstanding warrants that were exercised in response to the company's warrant redemption call which ended December 18, 1997.

Each warrant was converted into a share of NeoMedia common stock at an exercise price of $7.375. A total of 1.7 million warrants were exercised.

Following the warrant call, NeoMedia has a total of 8.3 million shares issued and outstanding.

NeoMedia expects to use the proceeds from the warrant redemption call for general working capital and to fund its business plan, which includes growth through acquisition and strategic alliance. NeoMedia has three business units that operate in growing, dynamic markets: Year 2000 conversion and mass change tools; document systems solutions; and intelligent documents that link paper documents to electronic media sources including the Internet.

NeoMedia was founded in 1989. It provides proprietary software for document management and production systems, the migration of programs and databases from closed system to open system platforms, Year 2000 conversions and intelligent document solutions to bridge the gap between print and electronic media. Additional information on NeoMedia is available on the Internet at: www.neom.com.

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